THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of March 25, 2013, to the Fund Accounting Servicing Agreement, dated as of July 21, 2008, as amended April 28, 2011 and August 30, 2013 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Schooner Funds (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Buckel	By: /s/ Michael R. McVoy

Printed Name: John Buckel	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit B
to the
Fund Accounting Servicing Agreement – Trust for Professional Managers
FUND ACCOUNTING SERVICES FEE SCHEDULE at March, 2013

Annual Fund Accounting Fee Per Fund*
Base fee on the first $__ million plus
3.00 basis point on the next $__ million
1.00 basis point on the balance

Annual Base Fee on First $__ Million Per Fund*
$__ per domestic equity fund
$__ per domestic balanced fund
$__ per domestic fixed income or money market fund
$__ per international or global equity funds

Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
    •  Pricing Services
       •  $__ Domestic and Canadian Equities
       •  $__ Options
       •  $__ Corp/Gov/Agency Bonds
       •  $__ CMO's
       •  $__ International Equities and Bonds
       •  $__   Municipal Bonds
       •  $__ Money Market Instruments
       •  $__  /Fund/Month - Mutual Fund Pricing
       •  $__ /Foreign Equity Security/Month for Corporate Action Service
       •  $__  /Month Manual Security Pricing (>10/day)
    •  Factor Services (BondBuyer)
       •  $__ /CMO/Month
       •  $__ /Mortgage Backed/Month
       •  $__  /Month Minimum Per Fund Group
    •  Fair Value Services (FT Interactive)
       •  $__ on the first 100 securities per day
       •  $__  on the balance of securities per day

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.

Supplemental Services
Multiple Classes* - Additional base fee of $__ for each additional class**
**Waived for the Schooner Fund Class I for the first 6 months of launch, i.e. from June 4, 2012 to January 4, 2013.

Multiple Manager Funds* - Additional base fee of $__ per manager/sub-advisor per fund
Conversion - One month of service fee prior to service inception.
 NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Fees are billed monthly.
*Subject to annual CPI increase, based on the fee under “Annual Base Fee of the First $__ Million Per Fund” and the additional base fee of $__ /class.

Advisor’s signature below acknowledges approval of the fee schedule on this Amended Exhibit B.

By:  Schooner Investment Group LLC

Name: /s/ Jeremy McCann

Title: Chief Operating Officer   Date:  March 27, 2013